Exhibit 10.46
FedEx Corporation
Policy on Personal Use of Corporate Aircraft
Purpose
FedEx Corporation (together with its subsidiaries, “FedEx”) maintains a fleet of corporate aircraft that is used primarily for business travel by FedEx employees. The purpose of this policy is to set forth guidelines and procedures regarding personal use of FedEx corporate aircraft.
Definitions
For purposes of this policy, travel on FedEx corporate aircraft is categorized as either:
•	Business: travel by a FedEx employee that is reasonable and necessary in the conduct of FedEx’s business and directly attributable thereto;

•	Business-related: travel by a FedEx employee’s spouse or adult guest(s) who accompanies the employee on a business trip for the primary purpose of assisting the employee with the business purpose of the trip; or

•	Personal: travel by a FedEx officer or an officer’s family members or guests that is not business or business-related. In all cases, travel by children on corporate aircraft is to be categorized as personal (except with respect to children who are FedEx employees on business travel).
In addition, the terms set forth below shall have the following meanings:
•	CEO: FedEx Corporation’s Chairman, President and Chief Executive Officer.

•	CFO: FedEx Corporation’s Executive Vice President and Chief Financial Officer.

•	Code: the Internal Revenue Code of 1986, as amended to date and as may hereafter be amended, and the regulations promulgated thereunder.

•	Corporate Aviation: the Corporate Aviation Department of FedEx Express.

•	General Counsel: FedEx Corporation’s Executive Vice President, General Counsel and Secretary.

•	SMC: the FedEx Corporation Strategic Management Committee.
Permitted Personal Use of Corporate Aircraft
CEO: Pursuant to FedEx’s executive security policy, the CEO is required to use FedEx corporate aircraft for personal, as well as business, travel. The CEO’s family and guests may also use FedEx corporate aircraft for personal travel. The CEO will not be charged any costs, taxes or fees pursuant to this policy for personal travel by his family members or guests who accompany him when his travel is categorized as business.

Other Officers: Any other FedEx officer and his or her family and guests may use FedEx corporate aircraft for personal travel.
Others: Except as set forth above, no personal travel on FedEx corporate aircraft will be permitted by any person who is not an officer of FedEx. Notwithstanding the foregoing, each of the CEO, the General Counsel and the CFO shall have the authority, in his or her sole discretion, to grant waivers of this restriction on a case-by-case basis in extraordinary circumstances.
Priority of Use
The use of FedEx corporate aircraft by FedEx officers is subject to the priority guidelines issued from time to time by Corporate Aviation.
Categorization of Travel
Procedures
At the time an officer schedules a flight, he or she must advise Corporate Aviation, with respect to himself or herself and/or each family member or guest, whether their travel is business, business-related or personal. If a trip has both a business or business-related purpose and a personal purpose, the travel category will be based on its primary purpose. Corporate Aviation will enter this information into the aircraft passenger authorization form and the officer must verify this information and sign the passenger authorization form before or during the flight.
In addition, a time-share agreement executed by the officer must be on file with Corporate Aviation prior to personal corporate aircraft travel by that officer or his or her family or guests.
Corporate Aviation will make all regulatory filings that may be required in connection with personal travel on FedEx corporate aircraft.
Service by FedEx Officers on an External Board
If the CEO and General Counsel approve an officer’s service on the board of an unaffiliated company or organization (including a not-for-profit organization), travel on FedEx corporate aircraft to such company’s or organization’s board and shareholder meetings will be categorized as business for purposes of this policy. Travel to other board or shareholder meetings will be categorized as personal.
Examples
The following are examples of proper trip categorizations:
•	An officer flies on a corporate aircraft to attend a business meeting. The officer’s flight should be categorized as business travel.

•	The officer’s spouse accompanies the officer on the trip. The primary purpose of the spouse’s trip is to meet and interact with customers. The spouse’s travel should be categorized as business-related. If the primary purpose of the spouse’s trip is personal, however, the spouse’s travel should be categorized as personal.

•	An officer’s child (who is not a FedEx employee on business travel) accompanies the officer to a business meeting. The officer’s travel should be categorized as business. The child’s travel should be categorized as personal.

•	An SMC member flies on a corporate aircraft to attend a business meeting and other officers and a non-officer guest accompany him on the flight for personal reasons. The SMC member’s flight should be categorized as business travel. The other passengers’ travel should be categorized as personal.
Charges for Personal Travel
Following any personal travel on FedEx corporate aircraft by an officer or his or her family members or guests (other than personal travel by the CEO’s family members or guests who accompany the CEO when his travel is categorized as business), FedEx will send an invoice to the officer in the amount of two times the cost of fuel for such trip, plus applicable passenger ticket taxes and fees. The invoice will also include two times the fuel costs associated with any deadhead flights that may be required as a result of such personal travel. Payment is due to FedEx no later than fifteen (15) calendar days following receipt of the invoice by the officer.
Notwithstanding the foregoing, if persons on business travel occupy 50% or more of the total available seats on an aircraft, no payment will be required by an officer with respect to any person on that flight whose travel is categorized as personal.
Except with respect to the CEO’s family members and guests who accompany the CEO when his travel is categorized as business, if a flight includes multiple travelers and persons on business travel occupy less than 50% of the total available seats on the aircraft, the fuel costs for those passengers who are traveling personally will be allocated based on the total number of passengers. For instance, if a flight includes twelve passengers, each passenger traveling personally will be allocated 1/12 of the fuel cost for such flight, multiplied by two, plus applicable passenger ticket taxes and fees.
Reports
Every SMC member who uses corporate aircraft for personal travel during the fiscal year will receive a monthly report of his or her usage. The report will include amounts invoiced to and paid by the executive for personal aircraft travel, as well as the cumulative aggregate incremental cost of such travel for the year.
Imputed Income and Tax Reimbursements
Under current Internal Revenue Service requirements, imputed income is calculated per Standard Industrial Fare Levels (“SIFLs”) as periodically published by the U.S. Department of Transportation. SIFL rates roughly approximate the cost of a first-class passenger airline ticket for similar travel. FedEx will impute income to officers for personal and business-related travel on corporate aircraft as required by the Code to the extent that the SIFL value for all such travel during the twelve-month period from December 1 through November 30 exceeds the officer’s aggregate fuel payments for such period pursuant to this policy.

Because the CEO is required to use corporate aircraft for all personal travel, he will be imputed income at “safe harbor” SIFL rates as provided under the Code. In addition, FedEx will tax-protect the CEO for (i.e., make a tax reimbursement payment relating to) his imputed income for his personal travel and for the personal travel of his family members and guests who travel with him. The CEO will not be tax-protected, however, with respect to personal travel by his family members and guests who do not travel with him.
SMC members will be tax-protected for imputed income from business-related travel by their spouses and adult guests.
Other FedEx officers and employees will be tax-protected for their imputed income from business-related travel of their spouses and adult guests if an SMC member approves, in advance, the trip and the tax reimbursement, and such approval is provided to the FedEx Tax Department on a timely basis.
Except as set forth above, FedEx will not provide tax protection for imputed income relating to personal or business-related travel on corporate aircraft.
Other
All usage of FedEx corporate aircraft must be in accordance with all applicable laws, rules and regulations. Situations not specifically discussed in this policy should be addressed in accordance with the intent and spirit of the policy. Any questions should be directed to the General Counsel or her designees.
Amended May 25, 2007

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